Exhibit 99

US AIRWAYS AND UNIONS AGREE TO EXTEND
STOCK DISTRIBUTION DATE

       ARLINGTON, Va., July 1, 2003 -- US Airways Group, Inc. and its unions have reached an agreement to delay until July 31, 2003, the vesting of the first 25 percent of restricted stock to be distributed to union members for their participation in the company's restructuring plan.

       In addition, the company will accelerate the vesting schedule so that the second 25 percent of the restricted stock, which would have vested on Jan. 1, 2004, now will vest at the same time as the first allocation. "While our flexibility is limited to reward our employees during these difficult times, this acceleration is a step the company can take in recognition of the continuing sacrifices being made by our employees," said US Airways President and Chief Executive Officer David N. Siegel.

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